Exhibit 10.25

9/16/2013

Vivian Doelling

209 Whisperwood Drive

Cary, NC 27518

Dear Vivian:

SCYNEXIS, Inc. (the “Company”) is pleased to offer you the position of Executive Director, Animal Health reporting to Yves Ribeill. In addition to a monthly salary of $14,166.67, you will receive a stock option entitling you to purchase up to 50,000 shares of the common stock of SCYNEXIS, Inc. at a price to be confirmed by the Board of Directors and you will also be eligible to participate in the team bonus program of the Company. The award of this stock option is subject to approval of the Board of Directors of the Company.

We are also offering you four weeks of paid vacation, access to the Company’s 401(k) retirement plan which features a Company matching contribution and a comprehensive benefits package.

This offer is contingent on the result of a pre-employment physical examination, including a drug screening, and a pre-employment background check, your agreement to the terms and conditions attached to and incorporated into this letter as Schedule A and your execution of the Company’s standard Nondisclosure, Inventions and Non-Competition Agreement, a copy of which is enclosed with this letter agreement. This offer is also contingent on your providing sufficient evidence of your legal right to work. This offer is valid through 9/20/2013.

SCYNEXIS has grown into one of the leading drug discovery companies over the past thirteen years through the dedication and achievement of our employees. To continue this growth and fully realize our vision, we are continually recruiting motivated and well-trained associates such as yourself. We look forward to your response and hope you will become a part of our team.

Please do not hesitate to contact me at 919-544-8663 if you have any questions.

Best regards,

/s/ A. Mancuso
Amanda Mancuso, MBA
Chief of Staff SCYNEXIS, Inc.

After consideration, if you choose to accept this offer, please complete and sign the section below and return it to Anna Brawner at SCYNEXIS, Inc., PO Box 12878, Research Triangle Park, NC 27709-2878.

I, Vivian Doelling, accept this offer of employment including the attached Schedule A with a start date of Sept. 30, or Oct. 1, 2013.

/s/ Vivian Doelling	Sept. 17, 2013
Signature	Date

P. O. Box 12878 • Research Triangle Park, N. C. 27709 • TEL: 919 544 8600 • FAX: 919 544 8697